UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2015

3D SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34220	95-4431352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 Three D Systems Circle Rock Hill, South Carolina	29730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (803) 326-3900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 14, 2015, David R. Styka joined 3D Systems Corporation (the “Company”) as Vice President, Chief Accounting Officer and will serve as the Company’s principal accounting officer.

Mr. Styka, 53, joins the Company after serving as Vice President – Finance and Treasurer at Family Dollar Stores, Inc. a value retailer. At Family Dollar, Mr. Styka served as Vice President – Finance and Treasurer since April 2014, Vice President – Finance from March 2011 to April 2014, and Divisional Vice President – Tax and Inventory from July 2008 to March 2011. Prior to joining Family Dollar, Mr. Styka served in a variety of finance roles, including Chief Accounting Officer, at Wellman, Inc. a PET resin and polyester staple fiber manufacturer, from 1993 to 1997 and 1998 to 2008. He began his career in public accounting at Ernst & Young.

The Compensation Committee of the Board of Directors of the Company approved a compensation package for Mr. Styka that includes an annual base salary of $300,000, and a 2015 target incentive opportunity equal to 50% of his annual base salary.

On January 14, 2015, Mr. Styka was granted a restricted stock award of 25,000 shares pursuant to the Company’s Amended and Restated 2004 Incentive Stock Plan, such shares to be issuable at a purchase price of ten percent of the closing fair market value per share on the date of the award and not exceeding the amount of $1.00 per share and to be subject to a vesting period of three years from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION
Date: January 14, 2015
/s/ ANDREW M. JOHNSON
(Signature)

Name: Andrew M. Johnson
Title: Executive Vice President, Chief Legal Officer and Secretary